______________________________________

AMENDMENT NO. 1
Dated as of June 1, 2006
to
POOLING AND SERVICING AGREEMENT
Dated as of August 1, 2005
among
ACE SECURITIES CORP.,
Depositor
WELLS FARGO BANK, N.A.
Master Servicer and Securities Administrator
GMAC MORTGAGE CORPORATION
a Servicer
OCWEN LOAN SERVICING, LLC
a Servicer
and
HSBC BANK USA, NATIONAL ASSOCIATION
Trustee
______________________________________

ACE Securities Corp. Home Equity Loan Trust, Series 2005-SL1
Asset Backed Pass-Through Certificates
______________________________________

THIS AMENDMENT NO. 1, dated as of June 1, 2006 (this “Amendment”), to the pooling and servicing agreement, dated as of August 1, 2005 (“Pooling and Servicing Agreement”), among ACE SECURITIES CORP., as depositor (the “Depositor”), WELLS FARGO BANK, N.A., as master servicer and securities administrator (“Wells Fargo”), GMAC MORTGAGE CORPORATION, as a servicer (“GMAC”), OCWEN LOAN SERVICING, LLC, as a servicer (“Ocwen”) and HSBC BANK USA, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Depositor, Wells Fargo, GMAC, Ocwen and the Trustee entered into the Pooling and Servicing Agreement;

WHEREAS, the Depositor, Wells Fargo, GMAC, Ocwen and the Trustee desire to amend certain provisions of the Pooling and Servicing Agreement to cure certain ambiguities, to correct an error and to supplement the provisions contained therein;

WHEREAS, Section 12.01 of the Pooling and Servicing Agreement provides that the Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, to cure any ambiguity or defect or to correct, modify or supplement any provisions contained therein upon the satisfaction of certain conditions set forth therein;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Defined Terms.

For purposes of this Amendment, unless the context clearly requires otherwise, all capitalized terms which are used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

SECTION 2. The Amendments.

(a) Section 3.09(b) of the Pooling and Servicing Agreement is hereby amended as follows: the word “and” at the end of clause (vii) is deleted, clause (viii) is renumbered as clause (ix) and the following is added as clause (viii):

“(viii) to pay the Excess Servicing Fee, if any, to the Class CE-2 Certificateholder pursuant to Section 5.01(h) of this Agreement; and”

(b) Section 5.01(a)(5)(vii) of the Pooling and Servicing Agreement is hereby deleted in its entirety and replaced with the following:

“(vii) reserved;”

(c)  Section 5.01 is hereby amended by adding the following subsection to the end of such Section:

“(h) On each Distribution Date, (A) for so long as Ocwen is the Servicer of the Ocwen Mortgage Loans, the Securities Administrator shall distribute to the Holders of the Class CE-2 Certificates, with respect to each Ocwen Mortgage Loan, one-twelfth of the product of (i) the excess of the Servicing Fee Rate over the Ocwen Servicing Fee Rate, if any, multiplied by (ii) the Scheduled Principal Balance of each Ocwen Mortgage Loan as of the Due Date in the preceding calendar month, and (B) for so long as GMAC is the Servicer of the GMAC Mortgage Loans, the Securities Administrator shall distribute to the Holders of the Class CE-2 Certificates, with respect to each GMAC Mortgage Loan, one-twelfth of the product of (x) the excess of the Servicing Fee Rate over the GMAC Servicing Fee Rate multiplied by (y) the Scheduled Principal Balance of each GMAC Mortgage Loan as of the Due Date in the preceding calendar month. The amount distributable to the Holders of the Class CE-2 Certificates pursuant to this paragraph is referred to herein as the “Excess Servicing Fee.”

SECTION 2. Effect of Amendment.

Upon execution of this Amendment, the Pooling and Servicing Agreement shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the Depositor, GMAC, Ocwen, Wells Fargo and the Trustee shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be deemed to be part of the terms and conditions of the Pooling and Servicing Agreement for any and all purposes. Except as modified and expressly amended by this Amendment, the Pooling and Servicing Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

SECTION 3. Binding Effect.

The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Depositor, GMAC, Ocwen, Wells Fargo and the Trustee.

SECTION 4. Governing Law.

This Amendment shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of law principles other than Sections 5-1401 and 5-1402 of the New York General Obligations Law which shall govern) and the obligations, rights and remedies of the parties hereto shall be determined in accordance with such laws.

SECTION 5. Severability of Provisions.

If any one or more of the provisions or terms of this Amendment shall be for any reason whatsoever held invalid, then such provisions or terms shall be deemed severable from the remaining provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions or terms of this Amendment.

SECTION 6. Section Headings.

The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

SECTION 7. Counterparts.

This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Depositor, GMAC, Ocwen, Wells Fargo and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                ACE SECURITIES CORP.,
                as Depositor

                By: /s/ Evelyn Echevarria
                Name: Evelyn Echevarria
                Title: Vice-President

                By: /s/ Patricia C. Harris
                Name: Patricia C. Harris
                Title: Vice-President

                GMAC MORTGAGE CORPORATION
                as a Servicer

                By: /s/ Wesley B. Howland
                Name: Wesley B. Howland
                Title: Vice-President

                OCWEN LOAN SERVICING, LLC,
                as a Servicer

                By: /s/ Richard Delgado
                Name: Richard Delgado
                Title: Authorized Representative

                WELLS FARGO BANK, N.A.,
                as Master Servicer and Securities Administrator

                By: /s/ Kristen Ann Cronin
                Name: Kristen Ann Cronin
                Title: Vice-President

                HSBC BANK USA, NATIONAL ASSOCIATION
                as Trustee

                By: /s/ Elena Zheng
                Name: Elena Zheng
                Title: Assistant Vice-President